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                                                              HECO Exhibit 12(b)

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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
                                                                     Six months ended
                                                                          June 30,
                                                                    ------------------
(dollars in thousands)                                                 1994       1993
- --------------------------------------------------------------------------------------
Fixed charges
Total interest charges............................................. $18,170    $16,815
Interest component of rentals......................................     425        534
Pretax preferred stock dividend requirements of subsidiaries.......   2,336      1,626
                                                                    -------    -------
Total fixed charges................................................ $20,931    $18,975
                                                                    =======    =======

Earnings
Income before preferred stock dividends of HECO.................... $26,630    $26,146
Income taxes (see note below)......................................  17,773     15,280
Fixed charges, as shown............................................  20,931     18,975
AFUDC for borrowed funds...........................................  (1,816)    (1,928)
                                                                    -------    -------
Earnings available for fixed charges............................... $63,518    $58,473
                                                                    =======    =======
Ratio of earnings to fixed charges.................................    3.03       3.08
                                                                    =======    =======

Note:
Income taxes is comprised of the following:
  Expense relating to operating income from regulated activities... $17,830    $15,339
  Benefit relating to loss from nonregulated activities............     (57)       (59)
                                                                    -------    -------
                                                                    $17,773    $15,280
                                                                    =======    =======
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